Exhibit 2.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

LONGABERGER LICENSING, LLC

This Limited Liability Company Agreement (this “Agreement”) of Longaberger Licensing, LLC is entered into as of November 12, 2019, by Hilco Baskets, LLC (“Hilco”), a Delaware limited liability company], as the sole Class A Member, and Xcel Brands, Inc. (“Xcel”), a Delaware corporation, as the sole Class B Member. Each of the Class A Member and the Class B Member shall be referred to herein as a “Party” and collectively the “Parties”.

The Class A Member hereby has caused to be formed a limited liability company through the filings of a Certificate of Formation (the “Certificate”) pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.), as amended from time to time (the “Act”). Accordingly, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agrees as follows:

ARTICLE I

GENERAL

1.1       Name. The name of the limited liability company formed hereby is Longaberger Licensing, LLC (the “Company”).

1.2       Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

1.3       Offices of the Company. The address of the registered office of the Company in the State of Delaware is c/o Corporate Services Company, 251 Little Falls Drive, Wilmington, Delaware 19008. The principal office of the Company and its registered office in the State of New York shall be located at 1333 Broadway, 10th Floor, New York, NY 10018. The Board of Managers (as defined below) may designate a different principal office, registered office or registered agent for the Company. The Company may have additional offices at such other places as the Board of Managers shall deem advisable.

1.4       Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporate Services Company, 251 Little Falls Drive, Wilmington, Delaware 19008.

1.5       Management. The full and entire management of the business and affairs of the Company is vested in a Board of Managers, which shall have and may exercise all of the powers that the Company may exercise or perform, all in accordance with the provisions of this Agreement and the Act. Except for situations in which the approval of the Members is expressly required by this Agreement or by non-waivable provisions of the Act, the Board shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company's business. The office of the President and Chief Executive Officer shall have the authority for the day-to-day operations of the Company as and to the extent provided in Article VIII hereof. In addition, the Board may delegate all or some of its other authority to various committees from time-to-time.

1.6       Limited Liability. Neither the Members nor any Manager shall have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

1.7       Term. The Company commenced on the date of the filing of the Certificate and shall continue until dissolved as hereinafter provided.

DEFINITIONS

2.1       Definitions In General. This Article II sets forth the definitions of certain terms used in this Agreement. Terms defined elsewhere in this Agreement shall have for all purposes of this Agreement the meanings set forth elsewhere in this Agreement.

2.2       Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 2.2:

“Accounting Period” shall mean any period: (i) beginning with the earlier of (A) the date of this Agreement, or (B) the close of the preceding accounting period; and (ii) ending with the earlier of (A) the close of a Fiscal Year of the Company, or (B) any other period for which the Board determines that a closing of the books of the Company is appropriate.

“Additional Capital Contributions” shall have the meaning set forth in Section 4.2(a) of this Agreement.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year (or at such other time referred to in this Agreement), after giving effect to the following adjustments:

(i)             Credit to such Capital Account such Member’s Restoration Obligation; and

(ii)            Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit (including the computation of any Restoration Obligation) is intended to comply with the provisions of Section 1.704- 1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Act” shall have the meaning set forth in the Recitals to this Agreement.

“Affiliate” of a Member shall mean: (i) a Person directly or indirectly controlling, controlled by or under common control with such Member; (ii) a Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such Member; or (iii) an officer, director, Manager, or partner, or member of the family (including parents, brothers, sisters, uncles, aunts, in-laws and children) of an officer, director, Manager, or partner (which partner holds more than ten percent (10%) of the outstanding voting securities of the Member), of such Member. When the Affiliate is an officer, director, Manager, or partner or member of the family of an officer, director, Manager, or partner, of such Member any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Limited Liability Company Agreement.

“Board of Managers” or “Board” shall mean the board chosen to manage the affairs of the Company as set forth in Section 7.1 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday, or such other days as banks in New York, New York are authorized or required to be closed for business.

“Capital Account” shall mean, with respect to any Member, the account maintained by the Company for the Member in accordance with the following provisions:

(i)             The Company shall credit to each Member’s Capital Account (x) the amount of cash and the Gross Asset Value of other property contributed by the Member to the Company as a Capital Contribution; (y) the Member’s distributive share of Profits and any items in the nature of income or gain that the Company specially allocates pursuant to Article IX or Article XI of this Agreement; and (z) the amount of any Company liabilities that the Member assumes or that any Company property distributed to the Member secures;

(ii)             The Company shall debit to each Member’s Capital Account ( x) the amount of cash and the Gross Asset Value of other property distributed or allocated by the Company to the Member pursuant to Article V, Article VI, Article IX or Article XI of this Agreement, (y) the Member’s distributive share of Losses and any items in the nature of expenses or losses that the Company specially allocates pursuant to Article IX or Article XI of this Agreement, and (z) the amount of the Member’s liabilities that the Company assumes or that any property contributed by the Member to the Company secure;

(iii)            In the event that a Member transfers all or a portion of its Interests in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that the Capital Account relates to the transferred Interest; and

(iv)            In determining the amount of any liability for purposes of computing a Member’s Capital Account, the Company shall take into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

In the event the Gross Asset Values of Company assets are adjusted as described in the definition of “Gross Asset Value,” below, the Capital Accounts of the Members shall be adjusted to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment and such gain or loss were allocated to the Members pursuant to the terms and provisions of this Agreement. The Company intends that the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts comply with Regulations Section 1.704-1(b), and the Company shall interpret and apply such provisions in a manner consistent with such Regulations.

“Capital Call Notice” shall have the meaning set forth in Section 4.2(b) of this Agreement.

“Capital Contributions” for each Member means the aggregate of sums contributed (if any) by such Member to the capital of the Company pursuant to the terms and provisions of this Agreement. The amount of capital contributed in exchange for Interests shall be the Member’s Capital Contribution. The Initial Capital Contributions of the Members are set forth on Schedule I to this Agreement.

“Cash Available for Distribution” means all revenues of the Company from whatever source derived (excluding any proceeds from an Extraordinary Transaction) less payment of all of the Company’s Direct Expenses and Indirect Expenses, and any reserves for future or contingent liabilities as may be deemed necessary or advisable by the Board in its discretion.

“Certificate” shall have the meaning set forth in the Recitals to this Agreement.

“Class A Member” shall have the meaning set forth in the Recitals to and Section 3.2 of this Agreement.

“Class A Manager” shall have the meaning set forth in Section 7.1(a) of this Agreement.

“Class B Member” shall have the meaning set forth in the Recitals to and Section 3.3 of this Agreement.

“Class B Manager” shall have the meaning set forth in Section 7.1(a) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Minimum Gain” shall have the meaning attributable to “partnership minimum gain” specified in and shall be determined in accordance with Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Conversion” means the conversion pursuant to Section 3.5, whether effected by conversion, contribution, election, or otherwise, of the Company from an entity taxable as a partnership for federal income tax purposes into an entity taxable as a corporation for federal income tax purposes where the economic and voting rights of the Members, as shareholders in the surviving corporation, are equivalent to the rights the Members held in the Company prior to Conversion.

“Deadlock” shall have the meaning set forth in Section 7.13(a).

“Default Loan” shall have the meaning set forth in Section 4.2(b) of this Agreement.

“Defaulting Member” shall have the meaning set forth in Section 4.2(b) of this Agreement.

“Defaulting Non-Selling Member” shall have the meaning set forth in Section 3.9 of this Agreement.

“Depreciation” shall mean for each Accounting Period or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for the Accounting Period; provided, however, that if the Gross Asset Value of an asset differs from that asset’s adjusted basis for federal income tax purposes at the beginning of an Accounting Period, Depreciation shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, amortization or other cost recovery deduction for such Accounting Period bears to the beginning adjusted tax basis of such Accounting Period; provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such period is zero, the Company shall determine Depreciation with reference to such beginning Gross Asset Value using a reasonable method selected by the Company.

“Direct Expenses” shall mean any actual expenses incurred by the Company in connection with the Business, including but not limited to (i) salaries, (ii) benefits, (iii) travel and entertainment expenses, (iv) insurance expenses, (v) marketing and advertising expenses, (vi) legal expenses (including but not limited to intellectual property protection and registrations), (vii) insurance expenses, and (viii) such other expenses as may be approved by the Board.

“Drag-Along Notice” shall have the meaning set forth in Section 3.9 of this Agreement.

“Drag-Along Right” shall have the meaning set forth in Section 3.9 of this Agreement.

“EBITDA” means for a specified period, the earnings of the Company before interest, taxes, depreciation and amortization, all of which shall be determined in accordance with GAAP on an accrual basis.

“Effective Date” means the date of the filing of the Certificate under the Act.

“Fair Market Value” means the fair market value of the Units or other Property as determined by the Board in good faith in its sole discretion.”

Family Members” shall mean a Member’s spouse, children, or grandchildren, individually each a “Family Member”.

“Fiscal Year” shall be the calendar year, unless the Board determines that another Fiscal Year is appropriate or unless another Fiscal Year is required by the Code or the Act.

“GAAP” shall be defined as generally accepted accounting principles.

“Gross Asset Value” with respect to any Company asset shall mean the value placed on the asset in connection with the maintenance of Capital Accounts and shall be that asset’s adjusted basis for federal income tax purposes except as follows:

(i)            The initial Gross Asset Value of assets contributed to the capital of the Company by a Member shall be the gross fair market value of the contributed assets on the date of contribution;

(ii)            The Company shall increase or decrease the Gross Asset Value of Company assets to reflect any adjustments to the adjusted basis of the assets pursuant to Code Section 734(b) or 743(b), but only to the extent that the Company must take the adjustments into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that the Company shall not adjust the Gross Asset Values of Company assets pursuant to this section to the extent that the Company determines that an adjustment pursuant to subsection (iii) below is appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection;

(iii)            The Company may adjust the Gross Asset Values of all Company assets to equal their respective gross fair market values upon the occurrence of any of the following events: (w) the acquisition of additional Interests by any new or existing Member in exchange for more than a de minimis capital contribution; (x) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for all or a portion of a Member’s Interests; (y) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the Company must adjust the Gross Asset Value of all Company assets to equal their respective gross fair market values upon the dissolution of the Company; and (z) wherever else allowed under Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(iv)            The Gross Asset Value of any Company asset shall be adjusted by any Depreciation taken into account with respect to such Company asset for purposes of computing Profits and Losses; and

(v)            The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to the gross fair market value of the asset on the date of distribution;

For purposes of this definition, the Board shall determine the fair market value of Company assets in its sole discretion, or may, at the Company’s expense, engage an outside accounting or valuation firm to so determine fair market value.

“Indirect Expenses” shall mean any expenses that Xcel Brands, Inc. or any of its subsidiaries or Affiliates undertakes that may be allocated or directly benefit the Company, including but not limited to (i) rent, (ii) utilities, (iii) office expenses, (iv) information technology and computer related expenses, (v) insurance, (vi) accounting, and (vii) other fees as may be approved by the Board.

“Initial Capital Contribution” shall mean with respect to each Member the amount set forth on Schedule I hereto.

“Initial Public Offering” shall mean the closing of the first underwritten offering of Interests or other equity securities by the Company or any successor thereto pursuant to a registration statement prepared in accordance with the Securities Act of 1933, as amended.

“Interest” means, with respect to any Person, the entire ownership interest of such Person in the income, gains, losses, deductions, tax credits, distributions and assets of the Company and all other rights and obligations of such Person under the terms and provisions of this Agreement and the Act.

“Issuance Notice” shall have the meaning set forth in Section 6.3 of this Agreement.

“Liquidation Value” means the amount that would have been distributed with respect to any Unit if the Company sold all of its assets for their Fair Market Values, paid all of its liabilities, and liquidated.

“Majority of the Board” means the affirmative vote of a majority of the members of the Board.

“Manager” shall have the meaning set forth in Section 7.1 of this Agreement.

“Members” shall mean each Person listed under “Members” on the signature page hereto, together with each Person to whom the Interest of a Member is transferred and who is admitted to the Company pursuant to the terms of this Agreement or any other Person so admitted by the Board, in each case, so long as such Person owns an Interest; and reference to a “Member” shall mean any one of the Members.

“Member Nonrecourse Debt Minimum Gain” shall have the same meaning as the term “partner nonrecourse debt minimum gain” and shall be determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall have the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i).

“New Securities” shall have the meaning set forth in Section 6.3 of this Agreement.

“Non-Defaulting Member” shall have the meaning set forth in Section 4.2(b) of this Agreement.

“Nonrecourse Debt” shall have the same meaning as the term “nonrecourse liability” set forth in Regulations Section 1.704-2(b)(3).

“Nonrecourse Deductions” shall have the meaning specified in, and shall be determined in accordance with, Regulations Sections 1.704-2(b)(1), 1.704-2(b)(3), 1.704-2(c), and 1.704-2(e).

“Non-Selling Member” shall have the meaning set forth in Section 3.8 of this Agreement.

“Notice” shall have the meaning set forth in Section 3.8 of this Agreement.

“Offer Terms” shall have the meaning set forth in Section 3.8 of this Agreement.

“Partnership Representative” shall have the meaning set forth in Section 7.11 of this Agreement.

“Percentage Interest” shall mean that ownership Interest of each Member, expressed as a percentage, which results from dividing the total number of Units outstanding of all classes, by the number of Units held of record and beneficially by the Member whose Percentage Interest is being determined. The Percentage Interest of each Member as of the Effective Date is as set forth on Schedule I, which Percentage Interests may be adjusted from time to time pursuant to the terms and provisions of this Agreement.

“Person” shall mean an individual, partnership, corporation, limited liability company, business, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity of whatever nature or a group including any pension, profit sharing or other benefit plan or trust.

“Profits” or “Losses” shall mean the Company’s taxable income or loss determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) for each of its Accounting Periods, with the following adjustments:

(i)            The Company shall (A) add to its taxable income or loss any of its income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses, and (B) subtract from its taxable income or loss any expenditures under Code Section 705(a)(2)(B) (or treated as such an expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in determining Profits or Losses.

(ii)            In the event that the Company adjusts the Gross Asset Value of any Company asset pursuant to section (ii), (iii) or (iv) of the definition of Gross Asset Value, the Company shall take into account the amount of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iii)            The Company shall compute gain or loss resulting from any disposition of any Company asset with respect to which the Company recognizes gain or loss for federal income tax purposes by reference to the Gross Asset Value of the Company asset disposed of, notwithstanding that the adjusted tax basis of such Company asset differs from its Gross Asset Value;

(iv)            In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall take into account Depreciation for such Accounting Period;

(v)            For purposes of computing Profits or Losses, to the extent that, as a result of a distribution to a Member other than in liquidation of the Member’s Interest, Regulations Section 1.704-1(b)(2)(iv)(m)(4) requires an adjustment to the adjusted tax basis of any Company asset pursuant Code Section 734(b) or Code Section 743(b) to be taken into account in determining a Member’s Capital Account, the Company shall treat the amount of the adjustment as an item of gain (to the extent the adjustment increases the tax basis of the asset) or loss (to the extent the adjustment decreases the tax basis of the asset) from the disposition of the asset; and

(vi)            Notwithstanding any other provision of this definition, in computing Profits or Losses, the Company shall not take into account any items of income, gain, expense or loss that it specially allocates pursuant to Section 9.3 of this Agreement. The Company shall use rules analogous to those set forth in this definition to determine the amount of items of income, gain, deduction or loss available for special allocation pursuant to Section 9.3 of this Agreement.

“Regulations” or “Treasury Regulations” shall mean Treasury Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

“Restoration Obligation” shall mean with respect to any Member as of the end of a Fiscal Year (or at such other time referred to in this Agreement), the sum of the following amounts:

(i)            The amount, if any, which such Member is obligated or deemed obligated to restore to the Company (whether by operation of state or local law; loan guarantees, indemnification agreements or otherwise); plus

(ii)            Such Member’s share (if any) of the Company’s Company Minimum Gain as determined at that time under Section 1.704-2(g)(1) of the Treasury Regulations; plus

(iii)            Such Member’s share (if any) of the Company’s Member Nonrecourse Debt Minimum Gain as determined at that time under Section 1.704-2(i)(5) of the Treasury Regulations.

“Selling Member” shall have the meaning set forth in Section 3.8 of this Agreement.

“Subsidiary” of any Person shall mean any corporation or entity, at least fifty percent (50%) of whose outstanding voting interest shall at the time be owned, directly or indirectly, by such Person or by one or more Subsidiaries of such Person.

“Transfer” shall mean any sale, assignment, transfer, pledge, hypothecation, gift, encumbrance or other disposition of Interests, including transfers by operation of law.

“Units” means the Class A Units and the Class B Units, and any other class of units of limited liability company interests as may be authorized and issued in accordance with this Agreement.

“Unreturned Capital Contribution” shall mean, with respect to any Member, such Member’s Initial Capital Contribution to the Company reduced by any distributions made to such Member pursuant to Section 6.2(iii) with respect to the Class A Member, immediately prior to the date such Unreturned Capital Contribution is being determined.

ARTICLE III

UNITS OF MEMBERSHIP INTEREST

3.1       The Units. A Member’s ownership interest in the Company shall be represented by the Unit or Units held by such Member. The Units of the Company that are outstanding and/or available for issuance shall consist of Class A Units and Class B Units; the preferences (if any), limitations and relative rights with respect to which shall be as provided in this Agreement. Except as otherwise required by law, the Class A Units shall have voting rights equal to 1 vote per Unit, and the Class B Units (other than Unvested Units) shall have voting rights equal to 1 vote per Unit. The Units in the Company shall be treated for all purposes as securities governed by Article 8 of the Delaware Uniform Commercial Code, as amended from time to time, and such Units may be represented by Unit certificates in such form(s) as may be approved from time to time by the Board. The holders of Class A Units and Class B Units shall be entitled to receive distributions in accordance with Article V and Article XI and the portion of proceeds of any Extraordinary Transaction in accordance with Article VI of this Agreement.

3.2       Class A Units. There shall be Five Hundred (500) Class A Units authorized for issuance, all of which shall, effective as of the date hereof, be issued to the Class A Member in consideration for its Initial Capital Contribution as set forth on Schedule I hereto.

3.3       Class B Units. There shall be Five Hundred (500) Class B Units authorized for issuance, all of which shall, effective as of the date hereof, be issued to the Class B Member in consideration for its Initial Capital Contribution as set forth on Schedule I hereto. Notwithstanding the foregoing, the Promote Shares shall be issued to the Class B Member in accordance with the provisions of Section 3.4.

3.4       Promote Shares.

(a)            There shall be an additional 428.58 Class B Units authorized for issuance, all of which shall, effective as of the date hereof, be issued to the Class B Member in accordance with the provisions of this Section 3.4 (the “Promote Shares”). The Promote Shares shall be subject to vesting and those Promote Shares that are not yet vested pursuant to the vesting schedule set forth in Section 3.4(b) shall be referred to herein as “Unvested Units.” The Promote Shares that are vested pursuant to the vesting schedule set forth in Section 3.4(b) shall be referred to herein as “Vested Units.”

(b)            Following the end of each quarter, the Company shall determine the amount of Promote Shares that shall vest, if any, based upon the aggregate of EBITDA achieved by the Company since its formation (“Aggregate EBITDA”). Pursuant to the foregoing, (i) if Aggregate EBITDA is $1,000,000, 111.11 Promote Shares shall become Vested Units; (ii) if Aggregate EBITDA is $2,000,000, 138.89 Promote Shares shall become Vested Units so that after taking into account Promote Shares that become Vested Units pursuant to clause (i), 250 Promote Shares shall be Vested Units; and (iii) if Aggregate EBITDA is $3,000,000, 178.58 Promote Shares shall become Vested Units so that after taking into account Promote Shares that become Vested Units pursuant to clauses (i) and (ii), 428.58 Promote Shares shall be Vested Units.

(c)            The grant of Promote Shares to the Class B Member is intended to comply with Rev. Proc. 93-27, 1993-2 C.B. 343 (1993) and Rev. Proc. 2001-43, 2001 2 C.B. 191 (2001) (the “Revenue Procedures”) and shall be interpreted consistently therewith. The Members acknowledge and agree that the Promote Shares constitute “profits interests” within the meaning of the Revenue Procedures.

(d)            All Promote Shares shall be issued in accordance with the following principles: (i) the Promote Shares shall be issued in exchange for services performed or to be performed in the future, to or for the benefit of the Company by the Class B Member; (ii) unless agreed otherwise between the Company and the Class B Member, the Class B Member shall not be credited with any amount to the Class B Member’s initial Capital Account attributable to, and in connection with the issuance of, the Promote Shares; (iii) the Class B Member shall participate in the allocation of Profits and Losses and share in distributions with respect to the Promote Shares upon such Promote Shares becoming Vested Units as provided in this Agreement; and (iv) the Company and the Members shall file their tax returns in a manner consistent with the provisions of this Agreement.

3.5       Restrictions on Transfer. No Member may Transfer any Units, without the prior written consent of the Board; provided, however, that any Member may assign or otherwise transfer such Member’s Units (other than Unvested Units) to (i) a Family Member or any trust, limited partnership or limited liability company primarily for the benefit of a Family Member; or (ii) in the case of a Member that is not a natural person, to any Subsidiary or Affiliate of such Member; provided, however, that any such transferee under clauses (i) or (ii) immediately above shall agree in writing to be bound by, and the Units so transferred shall remain subject to, the terms and conditions of this Agreement.

3.6            Conversion of the Company. Upon the determination of the Board that it is necessary or advisable, the Company may be re-organized into a corporation. The Company shall carry on the business of the Company in a substantially identical form. Upon the effectiveness of such reorganization, and without the payment of any additional consideration, each Member shall receive, on a pro rata basis based on their respective ownership of Units, such number and kind of shares of preferred and/or common stock, voting and/or non-voting, such that their voting and economic rights with respect to the capital stock of the successor corporation shall be as nearly identical as is practicable to their Units in the Company immediately prior to the effectiveness of such reorganization.

3.7             Admission of Additional Members; Non-Member Transferees.

(a)             One or more additional members of the Company may be admitted to the Company, and additional Units authorized for issuance, upon the affirmative vote of the Board.

(b)            Any Person who is not otherwise a Member, but who acquires Interests in a transfer permitted under this Agreement, or otherwise acquires Interests in any manner (a “Non- Member Transferee”), shall not become a Member unless and until: (i) the Non-Member Transferee shall have executed a written agreement, in form and substance reasonably satisfactory to the Company, to assume all of the duties and obligations of the transferor Member under this Agreement and to be bound by and subject to all of the terms and conditions of this Agreement; and (ii) the transferor Member and the Non-Member Transferee shall have executed a written agreement, in form and substance reasonably satisfactory to the Board, to indemnify and hold the Company, the Managers, the Officers and the other Members harmless from and against all liabilities, losses, costs and expenses arising out of the Transfer, including, without limitation, any liability arising by reason of the violation of any securities laws of the United States, any State of the United States, or any foreign country.

(c)             Any purported transfer of Interests not expressly permitted by this Section 3.7 or any other provision of this Agreement shall be null and void ab initio and of no effect whatsoever, provided that: (i) if a court of competent jurisdiction issues a final judgment that is non-appealable requiring the Company to recognize such Transfer; or (ii) if the Company in its sole discretion elects to recognize such Transfer, the transferee shall have only the rights of a Non- Member Transferee, as set forth in Section 3.7(c) above.

(d)            Upon the admission of additional Members and/or the issuance of any additional Units or New Securities, the Percentage Interests and Capital Transaction Percentages of the Members shall be adjusted by the Board to reflect the effect of such actions on the capital structure of the Company.

3.8            Tag-Along Rights. Subject to the provisions of this Article III, if during the term of this Agreement a Member (each a “Selling Member”) desires to Transfer (other than to a Transferee described in clause (i) or (ii) of Section 3.5), directly or indirectly, any of such Member’s Units to another Person, each other Member (“Non-Selling Member”), such Selling Member shall provide a written correspondence to the Non-Selling Members (with such written correspondence including the price and other material terms and conditions (the “Offer Terms”)) (the “Notice”), and the Non-Selling Members shall also have the right to offer for sale on the Offer Terms to the proposed Transferee of the Selling Member, as a condition of such Transfer by the Selling Member, up to a number of Units equal to the Percentage Interest of such Non-Selling Member multiplied by the aggregate amount of Units proposed to be Transferred to the proposed Transferee. Each Non-Selling Member desiring to participate in any such sale shall notify the Selling Member of such intention within twenty (20) days after receipt of the Notice. Notwithstanding the foregoing provisions of this Section 3.8, a Transfer to a Transferee described in clause (i) or (ii) of Section 3.5 shall not be subject to this Section 3.8, and the Transfer of Units pursuant to the exercise of the Drag-Along Right shall not be subject to this Section 3.8.

3.9            Drag-Along Rights. If Xcel receives an offer from a proposed unaffiliated Transferee to purchase more than fifty percent (50%) of the Units, Xcel shall have the right (“Drag- Along Right”) to compel the Non-Selling Members to sell a comparable portion of their Units to such proposed unaffiliated Transferee on the same terms offered by such proposed unaffiliated Transferee to Xcel. Xcel shall exercise the Drag-Along Right by giving written notice (the “Drag- Along Notice”) to the Company and the Non-Selling Members stating (i) that they propose to effect such transaction, (ii) the name and address of the proposed Transferee and (iii) the proposed proceeds for the purchase of Units from Xcel and such offer terms. The Non-Selling Members shall deliver when available all documents reasonably required to be executed by the Non-Selling Member in order to consummate the sale to the proposed Transferee. Each Non-Selling Member shall execute and deliver to the Company at least three (3) business days prior to the proposed sale to the proposed Transferee, all documents previously furnished to the Non-Selling Member for execution in connection with the proposed sale to the proposed Transferee. If any Non-Selling Member fails to execute and deliver such documents to the Company, and such Transfer is subsequently consummated (a “Defaulting Non-Selling Member”), (i) the Company may receive the consideration that would otherwise be paid to the Defaulting Non-Selling Member and the Defaulting Non-Selling Member shall be deemed to have appointed the Company as such Non- Selling Member’s agent to Transfer all of its Units to the proposed Transferee and to receive the consideration in trust for such Defaulting Non-Selling Member; (ii) the receipt by the Company of the consideration for the Units owned by such Defaulting Non-Selling Member shall be a good discharge to the purchaser and the validity of the proceedings shall not be questioned by any Person; and (iii) the Defaulting Non-Selling Member shall be entitled to receive the consideration for its Units without interest at such time as the Defaulting Non-Selling Member executes all of the applicable documents requested by the Company, Xcel or the proposed Transferee. Any proceeds from the Transfer subject to this Section 3.9 shall be distributed pursuant to Section 11.1 as if the Company hypothetically liquidated.

3.10           Repurchase Options. In the event of the dissolution or liquidation of the Class A Member, the Class A Member (or its successor) shall promptly give written notice to the Class B Member and the Company of such occurrence. The Class B Member shall have the option, exercisable at any time from the date upon which the Class B Member receives written notice of such dissolution or liquidation, to purchase all, but not less than all, of such Class A Units for cash consideration equal to the then fair market value of such Member’s Units, as determined by an independent appraiser appointed by the Board the fees of which shall be borne equally by the Class A Member and the Class B Member. In the absence of manifest error, the determination of the fair market value of the Units by the third-party appraiser shall be final and binding on all parties and shall not be subject to contest. The Class B Member shall exercise its option by giving written notice to the Class A Member (or its representative or successor), stating its intention to exercise such option and specifying a closing date for the repurchase contemplated hereby, which date shall be no later than 90 days from the giving of such notice by the Class B Member. The closing of any repurchase of the Units pursuant to this Section 3.10 shall occur on or prior to the end of business on such 90th day (or if such day shall not be a Business Day, the next Business Day) and if the closing does not occur on such date, the Class B Member’s option under this Section 3.10 shall expire and shall thereafter be null, void and of no further force or effect. At the closing of the repurchase of Units pursuant to this Section 3.10, the Class A Member and the Class B Member (or its representative or successor) shall execute and deliver mutual general releases in the form attached hereto as Exhibit A in favor of the other and of each of its Affiliates.

3.11          Other Activities of Members. Unless otherwise specified in a written agreement, any Member and any of their respective Affiliates, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. Unless specifically set forth in a written agreement separate from this Agreement, no Member shall have any rights in or to such activities of any other Member or Affiliates of any of them, or any profits derived therefrom.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1            Capital Contributions. Other than the Initial Capital Contributions, the Members are not required to make any additional capital contribution to the Company except as otherwise provided in this Agreement. In the event that the Board determines that it is in the best interests of the Company to receive additional capital contributions, then the Company may admit additional members pursuant to Section 3.7 herein and grant such new members an Interest in the Company, with the Interest of such additional members to be based upon the fair market value of the Company at the time of such capital contributions as determined in good faith by the Board. Any such additional members shall agree to the terms and conditions of this Agreement unless otherwise determined by the Board at its reasonable discretion.

4.2            Additional Capital Contributions.

(a)             In the event that, in the Board’s discretion, the Company requires additional capital in furtherance of the Company’s purposes (“Additional Capital Contribution”), the Board shall send a notice to each Member of the amount of the Additional Capital Contribution required of each Member which shall be based proportionally upon each Member’s Percentage Interest (a “Capital Call Notice”). Each Member shall make their respective Additional Capital Contribution no later than thirty (30) days after the date in which the Member has received the Capital Call Notice.

(b)            If any Member fails or refuses to make an Additional Capital Contribution on or before the date such Additional Capital Contribution is due (a “Defaulting Member”), then the Board shall give notice of such default to the Defaulting Member and to the Members who have made their required Additional Capital Contribution (the “Non-Defaulting Member”). The Non- Defaulting Member may, but shall not be obligated to, advance to the Company, all or part of the Defaulting Member’s required Additional Capital Contribution in any amounts as determined by the Non-Defaulting Member. At the option of a Non-Defaulting Member, the amounts so advanced to cover the share of a Defaulting Member, plus the amount paid by the Non-Defaulting Member intended to be Additional Capital Contributions shall either: (i) be deemed to be a secured loan to the Company (a “Default Loan(s)”) (as opposed to Capital Contributions) or (ii) after such additional payment of Additional Contributions to the Company (including the payment of a Defaulting Member’s unpaid Capital Contributions), cause the Percentage Interests of the Members to be adjusted so that each Member’s Percentage Interest is equal to a fraction, the numerator of which is that Member’s Initial Capital Contribution plus the Member’s Additional Contributions and the denominator of which is the total Initial Capital Contributions of all Members plus the total Additional Contributions (and the Percentage Interests on Schedule I shall be amended accordingly). Default Loan(s) shall bear interest at eight percent (8%) per annum and shall compound on an annual basis. Prior to distributions to the Members under Article V, Article VI, or Article XI, the Company shall repay any Default Loans that are outstanding to the Non- Defaulting Member that made Default Loans, on a pro rata basis in accordance with the accrued and unpaid amounts due under the respective Default Loan(s) made by such Non-Defaulting Member.

4.3            No Withdrawals of Capital. No Member shall at any time be entitled to withdraw any capital of the Company, whether resulting from a Capital Contribution or otherwise, except to the extent that such Member may be entitled to a distribution pursuant to the provisions of Article V, Article VI or Article XI of this Agreement. The Members shall have no right to demand and receive any property other than cash in respect of or in connection with any return of their Capital Contributions, and prior to the dissolution of the Company pursuant to Article X and Article XI of this Agreement. The Members shall have no rights to receive distributions, except as specifically set forth in this Agreement.

4.4            Loans by Members.

(a)             In the event that the Board determines that the Company requires funds in excess of amounts available on hand and amounts expected to be received from operations, and elects to receive such capital from the Class A Member and/or the Class B Member, the Company shall, except as provided in Section 4.2, borrow such funds from such Class A Member and/or Class B Member, as applicable, and subject to approval by such Member(s) at their sole and complete discretion.

(b)            If, in connection with the management and operation of the Company for the purposes authorized hereunder, the Company shall borrow money from any Member, such loan shall bear interest at a commercially reasonable rate. The Company shall pay all principal and interest of the loan payable pursuant to the terms thereof before making any distribution to the Members under the provisions of this Agreement. Except as may otherwise be agreed upon by the Company and the lending Member(s) at the time of any loan, if any funds are available for payment of amounts due pursuant to loans from Members, but such funds are not adequate to pay all such amounts due in full, payment shall be made pro rata according to the respective amounts due (including both principal and interest) on all Member loans. Except as otherwise provided in this Agreement, any Member who lends money to the Company hereunder shall be deemed a creditor of the Company and the making of such loan shall not in and of itself be deemed to make such Member a Member for the purpose of paying principal and interest of any such loan.

ARTICLE V
DISTRIBUTIONS

5.1            Distributions.

(a)            From time to time (but not less than quarterly), the Company shall distribute all Cash Available for Distribution to the Members in accordance with their Percentage Interests (excluding from the determination of Percentage Interest any Units that are Unvested Units).

(b)             Notwithstanding Section 5.1(a), above, the Company may, at the election of the Board and unless restricted or prohibited by the Act and/or any agreement with any lender or other investor, make distributions to those Members to whom allocations of Profits have been made by the Company in an amount that is deemed by the Board sufficient to pay the combined estimated federal and state income tax liability of such Members resulting solely from inclusion of the operating results of the Company on the personal tax returns of such Members using an assumed combined state and federal income tax rate of forty-five percent (45%). The Board shall not be required to consider the personal circumstances of the Members in making a determination of the estimated combined federal and state income tax liability of the Members, and shall make an assumption as to the “tax bracket” applicable to the Members as a group as provided. The amount of any distribution made to a Member pursuant to this Section 5.1(b) shall be treated as an advance of and shall be deducted from the amount of any current or future distributions that would otherwise be made to such Member pursuant to this Article V, Article VI or Article XI.

5.2            In-Kind Distributions. Except as provided in Section 11.1(c) and Section 11.1(d) in connection with a liquidation of the Company, the Company shall not, without the prior written consent of all Members, distribute property other than cash to any Member.

5.3            Distributions upon Dissolution. Upon the dissolution of the Company, the Company shall distribute its assets, including the proceeds from the liquidation of its assets, pursuant to Article XI.

5.4            No Distributions before Vesting. Notwithstanding the provisions of this Article V, no distributions shall be made in respect of any Unvested Units.

ARTICLE VI
EXTRAORDINARY TRANSACTIONS; CERTAIN RIGHTS OF MEMBERS

6.1            “Extraordinary Transaction” Defined. For purposes of this Agreement, the term “Extraordinary Transaction” means (i) a merger, share exchange, consolidation or transaction (or related series of transactions) to similar effect, with a third party that is not an Affiliate of any Member, pursuant to which (x) the Company is not the surviving entity or (y) the beneficial owners of all the Units of the Company immediately preceding such transaction own beneficially less than 50% of the surviving or resulting entity, (ii) a sale of all or substantially all of the assets of the Company, or (iii) or any re-financing or leveraged recapitalization type transaction pursuant to which proceeds are available to be distributed to Members rather than to repay outstanding indebtedness.

6.2            Distribution of Proceeds of Extraordinary Transaction. Upon the Closing of an Extraordinary Transaction or as soon as practicable thereafter (but in any event within 30 days from the consummation of such Extraordinary Transaction, or such later date that is approved by the Board), the Board shall cause the consideration received by the Company in connection with such Extraordinary Transaction to be distributed as follows:

(i)              first, to payment of the debts and liabilities of the Company incurred in accordance with the terms of this Agreement, including, without limitation, any debts to any Member and payment of the expenses incurred in connection with such Extraordinary Transaction;

(ii)             second, to the establishment of such reserves as the Board may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligation or liability not then due and payable; provided, any unspent balance of the reserves shall be distributed in the manner hereinafter provided when deemed reasonably prudent by the Members or liquidating trustee;

(iii)            third, to the Class A Member and Class B Member, pari passu, until the aggregate amounts paid to the Class A Member under this Section 6.2(iii), shall be equal to the amount of its Unreturned Capital Contribution and the aggregate amounts paid to the Class B Member under this Section 6.2(iii) shall be equal to the amount of its Unreturned Capital Contribution; and

(iv)            fourth, to the Members in accordance with their Percentage Interest in the Company (excluding from the determination of Percentage Interest any Units that are Unvested Units).

(b)            Non-Cash Consideration. In the event that all or any portion of the consideration received by the Company in connection with an Extraordinary Transaction shall consist of property other than cash, the value of such property shall be deemed to be the fair market value of such property as determined in good faith by the Board and distributed in accordance with the priorities set out in Section 6.2. In the event of a sale or other disposition of all or substantially all of the Company’s assets other than for cash, and payment of a portion of the proceeds from the sale or disposition is deferred through the Company receiving a purchase money note or otherwise, the Company shall not be required to distribute the indebtedness representing the deferred portion of the purchase price to the Members until the deferred portion of the purchase price shall be collected in full. Upon collection in full, such proceeds shall be distributed in accordance with Section 6.2.

(c)            Agreements of the Members. The Class A Member, by entering into this Agreement, agrees that, at any time the Managing Member shall approve a sale of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets or sale of all of the Company’s outstanding Equity Securities (a “Triggering Sale”), then (a) each Member shall raise no objections against the Triggering Sale, (b) if the Triggering Sale is structured in whole or in part as a merger or consolidation, or a sale of all or substantially all assets, or other structure causing the application of dissenter’s or appraisal rights, each Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation, asset sale or other transaction, (c) if the Triggering Sale is structured in whole or in part as a sale of Interests, each Member agrees to sell its Interests on the terms and conditions approved by the Board of Managers, and (d) each Member shall take all necessary and desirable action in connection with the consummation of the Triggering Sale, including the execution of such agreements and such instruments and other actions reasonably necessary and on typical terms to provide customary, reasonable representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Triggering Sale. Each Class A Member and Class B Member, by entering into this Agreement, agrees that, at any time the Board of Managers shall approve (which approval must include the affirmative vote of the Class B Manager) an Extraordinary Transaction, then (a) each Class A Member and Class B Member shall consent to and raise no objections against, and if legally required, vote in favor of, such Extraordinary Transaction, (b) if the Extraordinary Transaction is structured in whole or in part as a merger or consolidation, or a sale of all or substantially all assets, or other structure causing the application of dissenter’s or appraisal rights, each Class A Member and Class B Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation, asset sale or other transaction, (c) if the Extraordinary Transaction is structured in whole or in part as a sale of Units, each Class A Member and Class B Member agrees to sell its respective Units on the terms and conditions approved by the Board, and (d) each Class A Member and Class B Member shall take all necessary and desirable action in connection with the consummation of the Extraordinary Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary and on typical terms to provide customary, reasonable representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Extraordinary Transaction.

6.3            Preemptive Rights. If, prior to the effective date of its Initial Public Offering, the Company desires to issue and sell any Units or Interests or rights, options or other securities exercisable for or convertible into Units or Interests in a transaction in which the primary purpose is capital raising (“New Securities”), then the Company shall first provide a notice (an “Issuance Notice”) to each Class A Member and Class B Member of the material terms of such proposed sale and offer the Members the right to purchase New Securities representing such Member’s pro rata share of the New Securities, calculated on the basis of the number of Units held by such Member as compared to the aggregate number of Units then outstanding, without regard to Class. The Company shall then permit each Class A Member and Class B Member to acquire, at the time of the closing of such sale, its pro rata share of the New Securities. The Class A Members and Class B Members shall each have ten (10) days after the delivery of any Issuance Notice to elect by notice to the Company to purchase the New Securities at the time of the closing of such sale. If the consideration to be paid for the New Securities pursuant to such contemplated sale includes a non-cash component, then the Company shall in good faith and on a reasonable basis determine the fair market value of the New Securities, and the Class A Members and Class B Members may pay such amount in cash for the New Securities which they elect to purchase. Those Class A Members and Class B Members that elect to purchase the New Securities offered in the Issuance Notice shall have the right to purchase their pro rata portion of any New Securities that are not purchased by the other Class A Members and Class B Members. The preemptive rights set forth in this Section 6.3 shall not apply with respect to any New Securities issued in an acquisition, as compensation for employment, consulting or other services or in connection with a commercial or strategic agreement, transaction or arrangement.

6.4             Valuation of Units. In determining the fair market value of Units for any purposes under this Agreement, no discount shall be applied based upon minority ownership, lack of control, illiquidity or the like. Rather, value shall be determined by multiplying the fair market value of the Company by a fraction, the numerator of which shall be the number of Units (without regard to class or series) of the Member whose Units are to be valued, and the denominator of which shall be the total number of issued and outstanding Units (without regard to class or series) of the Company.

6.5             No Distributions before Vesting. Notwithstanding the provisions of this Article VI, no distributions shall be made in respect of any Unvested Units.

ARTICLE VII
GOVERNANCE; BOARD OF MANAGERS

7.1            Number, Tenure, and Qualifications.

(a)            The Board of Managers shall consist of two (2) members (each member of the Board of Managers is sometimes referred to herein as a “Manager”), with one Manager to be appointed by the Class A Member (the “Class A Manager”) and one Manager to be appointed by the Class B Member (the “Class B Manager”).

(b)            Any vacancy on the Board of Managers shall be filled by the Members entitled to elect or appoint the relevant Manager as provided in Section 7.1(a)Article VII(a) above.

(c)            The Manager elected by the Class B Member shall serve as the Chairman of the Board of Managers.

7.2            Manner of Action; Quorum. Neither the Board nor any Manager may take any action permitted to be taken by the Board unless the members of the Board thereof act at any regular or special meeting held in accordance with Section 7.3 of this Agreement or by written consent in accordance with Section 7.4 of this Agreement. At least a Majority of the Board shall constitute a quorum for the transaction of business at any meeting. Except as otherwise expressly provided in this Agreement, all resolutions adopted and all business transacted by the Board shall require the affirmative vote of at least a Majority of the Board. The Board of Managers may appoint and act through, one or more committees, such committees to have such powers and responsibilities as shall be delegated by the Board of Managers.

7.3            Meetings.

(a)             The Board shall meet as often as is necessary for the proper management of the Company, but not less than once per calendar year. Notice of any annual or regular meeting of the Board shall be given in accordance with the Act.

(b)             The Chairman of the Board of Managers may call at any time a special meeting of the Board on five (5) days’ notice to each respective Manager, which notice shall specify the purpose, time and place of the meeting.

(c)             Managers may attend and participate in meetings either in person or by means of conference telephones or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such communication equipment shall constitute presence in person at any meeting.

7.4            Action in Lieu of Meeting. Any action to be taken at a meeting of the Board may be taken without a meeting if a Majority of the Board sign a consent in writing, setting forth the action so taken, and any further requirements of law pertaining to such consents have been complied with. The Company shall promptly send to each Manager who did not sign such consent in writing a written notice of its adoption containing a copy of the consent in writing and stating the effective time of its adoption. Failure to provide the written notice does not invalidate the consent in writing. A Manager who does not sign the consent in writing has no liability for the action or actions taken thereby.

7.5             Removal. Any Manager elected by a Member may be removed from office, with or without cause, at any time, by such Member entitled to elect or appoint such Manager, and only by such Member.

7.6             Powers of the Board of Managers; Actions Requiring Board Approval. Subject to the terms of this Agreement, the Board of Managers shall have the full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all acts customary or incident to the management of the Company and its business, and shall have all of the powers as “managers” under the Act.

7.7            Duties of Managers; Limitation of Liability. The Managers shall act in good faith and in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Manager shall have any liability to the Company or any Member for any loss suffered by the Company or any Member that arises out of any act or omission by the Manager, except loss or damage resulting from intentional misconduct, knowing violation of law, or a transaction for which the Manager received a personal benefit in violation or breach of the provisions of this Agreement or his or her obligations under any other agreement with the Company. To the fullest extent permitted under the Act or any successor statute, the Company shall indemnify, defend and hold each Manager harmless from, against and in respect of (and shall make advances of expenses with respect to) any liabilities, damages, losses, costs or expenses incurred by the Manager as a result of any act or omission believed by him or her in good faith to be within the scope of authority conferred upon them by this Agreement, provided such act or omission was not the result of intentional misconduct, knowing violation of law, or a transaction for which such Manager received a personal benefit in violation or breach of the provisions of this Agreement or his or her obligations to the Company. To the extent commercially viable, the Company may obtain and maintain director and officer liability or comparable insurance on behalf of the Managers and Officers.

7.8            Compensation of Managers; Expenses.

(a)             Unless approved by a Majority of the Board, the Managers shall receive no salary or other compensation for their service as Managers.

(b)             The Company shall reimburse each Manager for out-of-pocket costs and expenses reasonably paid or incurred by the Manager in the management of the Company for services provided to the Company.

7.9            Devotion of Time. Unless otherwise provided in an employment agreement with the Company, the Managers are not obligated to devote all of their time or business efforts to the affairs of the Company. The Managers shall devote whatever time, effort, and skill as they reasonably deem appropriate for the operation of the Company.

7.10          Books and Records. The Board (or such Officers to whom the Board shall delegate such duty) shall cause the Company to keep or cause to be kept, at the Company’s expense, full, complete and accurate books of account and other records showing the assets, liabilities, costs, expenditures, and receipts of the Company, the Capital Contributions of the Members, Profits, Losses, items of income, gain, loss and deduction, the respective Capital Accounts of the Members and such other matters as the Board shall deem appropriate. Such books of account shall be the property of the Company, shall be kept in accordance with GAAP and procedures consistently applied. The books of account shall be maintained at the principal office of the Company.

7.11           Tax Matters.

(a)             The Board shall designate an Officer or a Manager of the Company to be the (i) the “partnership representative” of the Company within the meaning of Section 6223 of the Code and any corresponding provision of state or local tax laws, and (ii) the “tax matters partner” for purposes of state and local tax laws that have not conformed to the Bipartisan Budget Act of 2015 (the “BBA”) (in each case, the “Partnership Representative”). The initial Partnership Representative shall be James F. Haran. The Partnership Representative shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company under any provisions of the Code or any other revenue laws.

(b)            The Partnership Representative shall be permitted to take any and all actions under the BBA audit rules (and any state and local tax laws that have not conformed to the BBA), and shall have any powers necessary to perform fully in such capacity. In such regard, the Partnership Representative’s authority shall include the authority to represent the Company before taxing authorities and courts in tax matters affecting the Company and Members in their capacity as such. In addition, the Partnership Representative shall be authorized to make any election under the BBA audit rules including the election available under Section 6226 of the BBA audit rules; provided, however, that to the extent the Partnership Representative does not make an election available under Section 6226 of the BBA audit rules, the Board shall use commercially reasonable efforts to ensure that no Member will be required to bear any resulting tax liability allocable solely to another Member. The Partnership Representative shall keep the Members informed of any proceedings related to tax matters and any election described in the preceding sentence. Each Member shall reasonably cooperate with the Partnership Representative and provide the Partnership Representative any tax information reasonably requested so that the Partnership Representative can implement the provision of this Section 7.11(b) (including by making any elections permitted hereunder), and can conduct any tax audit or similar proceedings with respect to the Company of any existing or former investment.

(c)            The Board shall notify the Members of the identity of the Partnership Representative if it appoints a person other than James F. Haran to act as the Partnership Representative.

(d)            The Board shall promptly inform the Members of any tax deficiencies assessed or proposed to be assessed (of which the Board is actually aware) by any taxing authority against the Company or the Members.

(e)            Any Member or former Member that is in dispute with any tax authority in relation to a matter relating to the Company shall notify the Board within 10 days (of the date such Member or former Member first learns of such dispute) and, if the Board reasonably determines that the matter is of material relevance to the tax position of the Company, such Member shall consult with the Board (or any advisor appointed by the Board for the purpose) as to how that dispute is to be handled. Any Member or former Member that enters into a settlement agreement with respect to any Company item shall notify the Company in writing of such settlement agreement and its terms within 10 days after the date of settlement.

(f)          If the Company is subject to any tax, interest and penalties under Section 6225 of the BBA audit rules (“Tax Liabilities”), the Board shall allocate among the Members any such Tax Liability in a manner it determines to be fair and equitable by deducting amounts from Capital Accounts or reducing amounts otherwise distributable to Members, taking into account any modifications attributable to a Members pursuant to Section 6225(c) of the BBA Audit Rules (if applicable). To the extent that the Board cannot allocate such Tax Liabilities through adjustments to Capital Accounts or distributions to the Members and to the extent that a portion of the Tax Liabilities imposed under Section 6225 of the BBA Audit Rules for a prior year relates to a former Member, the Members and former Members shall indemnify and hold harmless the Company for their respective share of such amounts as determined by the Board in accordance with the foregoing. Each Member acknowledges that, notwithstanding the transfer or withdrawal of all or any portion of its interest in the Company, pursuant to this Section 7.11(f), it may remain liable for Tax Liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such transfer or withdrawal, as applicable, under Section 6225 of the BBA Audit Rules.

(g)          Each of the Managers and the Partnership Representative, as applicable, shall be entitled to be reimbursed by the Company for all costs and expenses incurred by it in connection with any proceeding affecting tax matters of the Company and the Members in their capacity as Members and to be indemnified by the Company with respect to any proceeding brought against it in connection with any judgment in or settlement of any such proceeding.

(h)         Each Member shall provide the Company with any information that may be reasonably requested by the Board in connection with the compliance by the Company and its subsidiaries with applicable tax laws, the filing of any tax return with respect to Company and its subsidiaries, or any tax election with respect to the Company and its subsidiaries, including in connection with any election under Section 754 of the Code or to facilitate compliance by the Company with Section 743 of the Code.

(i)           Each Member agrees not to treat, on his personal return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Company.

(j)           The provisions of this Section 7.11 shall survive any termination of this Agreement.

7.12       Company Reporting Obligations. The Board (or such Officers to whom the Board shall delegate such duty) shall cause the Company to furnish the following financial statements and reports to the Members: (i) within ninety (90) days after the end of each Fiscal Year, annual unaudited financial statements of the Company; (ii) within ninety (90) days after the end of each Fiscal Year, an annual operating and capital expenditure budget for the Company with respect to the then-current Fiscal Year; (iii) within forty-five (45) days after the end of each calendar quarter, an unaudited quarterly statement of operations with respect to such quarter (including, without limitation, comparisons to the budget referred to in clause (ii) above and to the prior year’s operations, with narrative highlights and explanations); and (iv) such other operating reports as shall be reasonably deemed appropriate by the Class B Member.

7.13       Deadlock.

(a)          In the event that the Board cannot agree with respect to a decision on behalf of the Company (“Deadlock”), such dispute shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the clause set forth in Section 7.13(b).

(b)           In the event of an issue that resulted in a Deadlock, such issue shall be determined by arbitration in New York, New York before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules or pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The costs of the arbitration shall be borne by the Company. All offers, promises, conduct and statements, whether oral or written, made in the course of the arbitration by any of the parties, their agents, employees, experts and attorneys, and by the arbitrator or any JAMS employees, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non- discoverable as a result of its use in the arbitration.

7.14         Service Providers. Notwithstanding anything to the contrary contained herein, the Class B Manager shall have the sole and exclusive right on behalf of the Company to select any service providers for the Company, including legal and tax counsel, accountants, and other consultants, and shall be authorized to enter into any contracts or other documents in connection with the foregoing.

ARTICLE VIII

OFFICERS

8.1         General Provisions. The Company shall, if so determined by the Board, have a President and Chief Executive Officer, a Secretary, and a Chief Financial Officer elected by the Board, and such other officers as may be elected by the Board (including, without limitation, a Chairman) or appointed as provided in this Article VIII. Each officer shall serve at the pleasure of the Board (and if appointed by another officer, at the pleasure of the appointing officer). Each officer may be removed with or without Cause by a vote of a Majority of the Board. The same individual may hold any two (2) or more offices. Officers may be, but need not be, Managers or Members.

8.2         Officers. The relevant persons holding the following offices shall have the following authority and responsibility except as otherwise limited or expanded by the Board:

(a)          President and Chief Executive Officer. The President and Chief Executive Officer shall have general responsibility for the active management of the operation of the Company subject to the authority of the Board.

(b)         Vice President. The Company may have one or more Vice Presidents, elected by the Board or appointed by the President who shall perform such duties and have such powers as may be delegated by the Board or the President.

(c)          Secretary. The Secretary shall keep minutes of all meetings of the Members and the Board and have charge of the minute books and Interest register, and shall perform such other duties and have such other powers as may from time to time be delegated to him or her by the President or the Board.

(d)         Chief Financial Officer. The Chief Financial Officer shall be responsible for the management of the financial affairs of the Company, and shall perform such other duties and have such other powers as may from time to time be delegated to him or her by the President or the Board.

(e)          Assistant Secretaries. The President may appoint assistants to the Secretary and such other officers as he may designate from time to time, and delegate to such officers such duties and such powers as the President or the Board might deem advisable consistent with the limitations set forth herein.

8.3         Duties of Officers; Limitation of Liability. The officers shall act in good faith and in the best interest of the Company and with such care as an ordinary prudent person in a like position would use under similar circumstances. No officer shall have any liability to the Company or any Member for any loss suffered by the Company or any Member that arises out of any act or omission by the officer, except loss or damage resulting from intentional misconduct, knowing violation of law, or a transaction for which the officer received a personal benefit in violation or breach of the provisions of this Agreement or any other agreement with the Company. To the fullest extent permitted under the Act or any successor statute, the Company shall indemnify, defend and hold each officer harmless from, against and in respect of (and shall make advances of expenses with respect for) any liabilities, damages, losses, costs or expenses incurred by the officer as a result of any act or omission believed by him or her in good faith to be within the scope of authority conferred upon him or her by this Agreement, provided such act or omission was not the result of intentional misconduct, knowing violation of law, or a transaction for which such officer received a personal benefit in violation or breach of the provisions of this Agreement or his or her obligation to the Company. To the extent commercially viable, the Company may obtain and maintain director and officer liability or comparable insurance on behalf of the Managers and Officers.

8.4         Devotion of Time. Unless otherwise provided in an employment agreement with the Company, the Officers are not obligated to devote any specific amount of their time or business efforts to the affairs of the Company. The Officers shall, subject to the direction of the Board, devote whatever time, effort, and skill as they reasonably deem appropriate for the operation of the Company.

ARTICLE IX

CAPITAL ACCOUNT MAINTENANCE

9.1         Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member as part of its books and records in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv).

9.2         Allocation of Profits and Losses. After taking into consideration any special allocations pursuant to Section 9.3 and subject to any limitations contained therein, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction, of the Company from all other sources for each Fiscal Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with ARTICLE VI to the Members immediately after making such allocation; minus each Member’s share of Company Minimum Gain, if any, and Member Nonrecourse Debt Minimum Gain, if any, calculated immediately prior to such hypothetical sale of assets.

9.3         Special Allocations.

(a)          Limitation on Allocation of Items of Loss or Deduction. No items of Loss or deduction may be allocated to any Member to the extent such allocation would result in an Adjusted Capital Account Deficit balance for such Member. Any items of Loss or deduction that are prohibited to be allocated to a Member under the preceding sentence shall be reallocated among the other Members to whom such limitation does not apply in accordance with to their Percentage Interests. If, at the end of a Fiscal Year, any Member has an Adjusted Capital Account Deficit balance, such Member shall be allocated items of gross income and gain to the extent necessary to eliminate such Deficit balance.

(b)         Nonrecourse Deductions and Company Minimum Gain Chargeback. Nonrecourse Deductions shall be allocated among the Members in accordance with their Percentage Interests. If there is a net decrease in Company Minimum Gain for any Fiscal Year, each Member shall be allocated the next available items of income and gain for such Fiscal Year (and for subsequent Fiscal Years if necessary) equal to such Member’s share of the net decrease in Company Minimum Gain as determined in accordance with Treasury Regulations Section 1.704- 2(g) and the “minimum gain chargeback” requirement of Treasury Regulations Section 1.704-2(f).

(c)          Member Nonrecourse Deductions and Chargeback. Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable as determined under Treasury Regulations Section 1.704-2(i). If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt in any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt shall be allocated items of income and gain for such Fiscal Year (and for subsequent Fiscal Years if necessary) equal to such Member’s share of the net decrease in Member Nonrecourse Debt determined in accordance with Treasury Regulations Section 1.704-2(i)(4).

(d)         Qualified Income Offset. Any Member who unexpectedly receives, with respect to the Company, an adjustment, allocation, or distribution of any item described in subsections (4), (5), or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) shall be allocated items of income and gain in an amount sufficient to eliminate such Member’s Adjusted Capital Account Deficit balance arising thereby as quickly as possible, in accordance with the “qualified income offset” rule of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(e)          Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this 9.3(e) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE V have been made as if Section 9.3(d) and this Section 9.3(e) were not in the Agreement.

(f)          Section 754 Adjustments. To the extent that the Company makes an election pursuant to Code Section 754, the amount of any adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) that is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

(g)         Curative Allocations. The special allocations set forth in this Section 9.3 are intended to comply with the requirements of the Treasury Regulations under Section 704(b) of the Code. It is the intent of the Members that all such special allocations shall be offset with other special allocations. Accordingly, to the extent consistent with the Treasury Regulations, to the extent that any such special allocations are made to a Member, subsequent offsetting special allocations shall be made to such Member such that the net amount of all items of income, gain, loss and deduction allocated to each Member is the same that would have been allocated to each Member if no special allocations set forth in this Section 9.3 had been made to any Member, taking into account future special allocations that, although not yet made, are likely to offset previous special allocations.

9.4         Tax Items; Contributed and Revalued Property; Miscellaneous Allocation Rules.

(a)          Except as provided in Section 9.3 of this Agreement, any allocation to a Member of a portion of the Profits, Losses or items of income, gain, loss or deduction for an Accounting Period is deemed to be an allocation to that Member of the same proportionate part of each item of income, gain, loss, deduction or credit that is earned, realized or available by or to the Company for federal income tax purposes.

(b)         For federal income tax purposes, any income, gain, loss or deduction with respect to property contributed by a Member to the Company that has a fair market value different from its adjusted basis for federal income tax purposes is allocated among the Members in accordance with Code Section 704(c) and the Regulations Section 1.704-3, using the traditional method without curative allocations. With respect to any Company asset that is revalued pursuant to the terms of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to the asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value at the time of revaluation in the same manner as under Code Section 704(c) and Regulations Section 1.704-3, using the traditional method without curative allocations.

9.5         Tax Allocations. For Federal income tax purposes, except as otherwise provided in this Article IX or by law, all items entering into the calculation of taxable income or tax loss for any Fiscal Year shall be allocated among the Members in the same manner that the corresponding item is allocated under Section 9.2 through Section 9.3 for that year. It is recognized that the amount of any item of income, gain, loss, deduction and credit for Federal income tax purposes for any Fiscal Year may differ from the amount of the corresponding item which enters into the computation of Profits or Losses (and items thereof) for such year. Allocations pursuant to this Section 9.5 are solely for purposes of Federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account balance.

9.6         No Allocations before Vesting. Notwithstanding the provisions of this Article IX, no allocations of Profits or Losses (or gross items thereof) shall be allocated with respect to any Unvested Units for any taxable period prior to that in which they vest.

ARTICLE X

DISSOLUTION OF COMPANY

10.1        Events of Dissolution. The Company shall dissolve upon the happening of any of the following events:

(a)          the sale or other disposition of all or substantially all of the Company assets other than cash unless the Members entitled to vote unanimously agree to continue the Company; or

(b)          the election to dissolve the Company by the Board.

10.2        No Action for Dissolution. The Members acknowledge that the Company will suffer irreparable damage (on account of a premature liquidation of the Company’s assets, loss of goodwill and reputation, and other factors) if any Member unilaterally seeks to dissolve, terminate or liquidate the Company, by litigation or otherwise. The Members further acknowledge that the parties have drawn this Agreement carefully to provide fair treatment of all parties and equitable payments in liquidation of the interests of all Members, and that the Members entered into this Agreement with the intention that the Company continue until dissolved and liquidated in accordance with the terms of this Agreement. Accordingly, each Member hereby waives and renounces any right to dissolve, terminate, partition or liquidate the Company, or to obtain the appointment of a receiver or trustee to liquidate the Company, or to obtain partition of Company assets, except as specifically set forth in this Agreement.

ARTICLE XI

LIQUIDATION OF COMPANY

11.1       Liquidation.

(a)          Upon the dissolution of the Company, the Company immediately shall commence to wind-up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, the discharge of its liabilities and the distribution or liquidation of its remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. A full accounting of the assets and liabilities of the Company shall be taken and a written statement thereof shall be furnished to each Member within a reasonable period after dissolution. The Board shall conduct the liquidation of the Company, including, without limitation, the preparation of the accounting statement, provided, that the Board may select one or more Officers or a liquidating trustee to conduct the liquidation of the Company.

(b)         In the event of a dissolution on account of a sale or other disposition of all or substantially all of the Company’s assets other than cash, and payment of a portion of the proceeds from the sale or disposition is deferred through the Company receiving a purchase money note or otherwise, the Company shall not be finally liquidated until the deferred portion of the purchase price shall be collected in full (or deemed worthless by the Company), and the Company shall not be required to distribute the indebtedness representing the deferred portion of the purchase price to the Members. In the event that following a sale of all or substantially all of the Company’s assets, the Company reacquires title to all or a portion of the assets, by foreclosure, sale under power of sale, deed in lieu thereof or otherwise, the Company shall be reformed and reinstated on the terms contained in this Agreement, notwithstanding the prior dissolution under Article X of this Agreement.

(c)          The Company shall apply its property and assets and the proceeds from the liquidation thereof in the order of priority described in Section 6.2 hereof.

(d)         In the event that in connection with its liquidation the Company shall make an in-kind distribution of its property to its Members, such property shall be valued at such time and the difference between the then fair market value of such property and the Company’s adjusted tax basis in such property shall be credited or charged (as the case may be) to the Capital Accounts of the Members in the same manner as the proceeds of an Extraordinary Transaction would be allocated under Article VI hereof.

11.2       No Further Claim. Except as expressly provided in this Agreement, each Member shall look solely to the assets of the Company for the return of any investment of such Member in the Company (including Capital Contributions and loans from a Member to the Company), and no Member shall have any liability or obligation to the Company or to any other Member to repay any Unreturned Capital Contributions or loans made by any Member to the Company.

11.3       Intention of the Members. It is the intention of the Members that the liquidating distributions or payments described in Section 11.1 shall be accomplished in a manner such that the economic effect of such distributions or payments to the Members will be consistent with the economic effect the Members would have recognized had all liquidating distributions or payments been made in accordance with the provisions of Section 5.1. The Members shall, by mutual agreement, take any and all actions permissible under the Code and Regulations, including but not limited to, special allocations of gross income, Losses and Profits, to accomplish the purposes of this Section 11.3.

ARTICLE XII

MEETINGS OF MEMBERS; VOTING

12.1       Annual Meeting. The Members shall hold a meeting annually, within four (4) months after the end of the Fiscal Year of the Company. The Members shall hold the annual meeting at such time and place and on such date as the Board shall determine from time to time and as shall be specified in the notice of the meeting. Failure to hold the annual meeting of Members as provided above shall not invalidate any actions taken by the Company after the failure to hold the annual meeting as provided above.

12.2       Special Meetings. The Board may call a special meeting of Members, for any purpose or purposes, unless otherwise prescribed by the Act. The Members shall hold special meetings at such time and place and on such date specified in the notice of the meeting.

12.3       Place of Meetings. Unless otherwise agreed by Members holding a majority of the Interests entitled to vote, special meetings shall be held at the principal offices of the Company.

12.4       Notice of Meetings. The Board shall cause the Company to give written notice of annual or special meetings of Members stating the place, day, and hour of the meeting and the purpose or purposes thereof not less than one (1) nor more than fifteen (15) days before the date of the meeting, either personally or by mail, by or at the direction of the Board or other Person calling or requiring the call of the meeting, to each Member entitled to vote at such meeting. Notice of a meeting may be waived by an instrument in writing executed before or after the meeting. The waiver need not specify the purpose of the meeting or the business transacted. Attendance at such meeting in person or by proxy shall constitute a waiver of notice thereof.

12.5       Quorum. At all meetings of Members, holders of a majority of the Interests entitled to vote, in person or by proxy, shall constitute a quorum for the transaction of business. In the absence of a quorum at any such meeting, a majority of the voting power of the Interests represented at the meeting may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. If at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members holding in the aggregate Interests the absence of which would initially be deemed to cause less than a quorum to be present.

12.6       Manner of Acting / Voting. If a quorum is present, the affirmative vote of Members holding a majority of the Interests entitled to vote shall be the act of the Members, unless the vote of a greater or lesser proportion or number shall be otherwise required by the Act or this Agreement.

12.7       Proxies. At all meetings of Members, a Member holding Interests may attend and vote in person or by proxy executed in writing by the Member or by its duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

12.8       Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if (a) the action is evidenced by one or more written consents describing the action taken, signed by Members holding in the aggregate such Percentage Interests required to approve such action as provided in Section 12.6, and (b) all other Members holding voting Interests are notified promptly that such written consent has been executed. Such consents shall be delivered to the Secretary of the Company (or if there be none, the Board) for inclusion in the minutes or for filing with the Company records. Action taken under this Section 12.8 shall be effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date; provided, however, that all such consents required to constitute the requisite aggregate Percentage Interests for the approval of such action must be received no later than sixty (60) days following the receipt of the first such consent. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

12.9       Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

12.10     Meeting by Telephone. Members may also meet by conference telephone call if all Members participating can hear one another on such call and the requisite notice is given or waived.

ARTICLE XIII

MISCELLANEOUS

13.1       Amendment. This Agreement may be amended only by the affirmative vote of the Class A Member and the Class B Member.

13.2       Governing Law; Consents. This Agreement shall be governed by, and interpreted under, the laws of the State of New York, United States of America without reference to principles of conflict of laws. Except as otherwise expressly provided in this Agreement, all controversies arising out of this Agreement, shall be resolved without a jury in a federal or state court of competent jurisdiction located in the State of New York, County of New York. The parties consent to jurisdiction in such courts, waive any objection to such venue and waive trial by jury. The parties stipulate and agree that any judgment relating to this Agreement which is entered in a federal or state court of competent jurisdiction located within the City of New York shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which gave rise to such judgment, in any state, country, province, commonwealth or territory having jurisdiction over their respective persons or properties.

13.3       Attorney’s Fees. The prevailing party in any dispute, as determined by the trier of fact, shall be entitled to receive from the non-prevailing party an amount equal to the reasonable attorneys' fees, costs and expenses incurred by the prevailing party in connection with such dispute, and in any action or proceeding to collect such fees, costs and expenses.

13.4       Notices. Any notices required by this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered in person; (ii) if mailed postage prepaid, by certified or registered mail with return receipt requested; (iii) if transmitted by facsimile (with confirmation by regular U.S. Mail); or (iv) if sent by Federal Express or other nationally recognized overnight courier service or overnight express US Mail, postage prepaid. All notices to any Member shall be sent to such Member at the following address (which address may be changed by any Member upon written notice to the other Members):

Class A Member:

Hilco Global

5 Revere Drive, Suite 206

Northbrook, IL 60062

Attn: Mr. Eric Kaup, EVP

Facsimile:

E-mail: XXXX@hilcoglobal.com

Class B Member:

Xcel Brands, Inc.

1333 Broadway, 10th Floor New

York, NY 10018 Attn: Seth

Burroughs, EVP

Facsimile: XXX-XXX-XXXX

E-mail: XXXX@xcelbrands.com

Notices personally delivered or transmitted by facsimile shall be deemed to have been given on the date so delivered or transmitted. Notices mailed shall be deemed to have been given on the date three (3) Business Days after the date posted, and notices sent in accordance with (iv) above shall be deemed to have been given on the next Business Day after delivery to the courier service or US Mail (in time for next day delivery).

13.5       Entire Agreement. Except to the extent specifically set forth herein, (i) this Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreement between them respecting the subject matter of this Agreement and (ii) there are no representations, arrangements, understandings or agreements, oral or written, between the parties hereto relating to the subject matter of this Agreement, except those fully expressed in this Agreement.

13.6       Partnership Tax Status. The Members intend that the Company be taxable as a partnership for federal and state income tax purposes. Certain of the definitions contained in this Agreement are a derivative of or refer to applicable partnership provisions of the Code and Regulations. In no event shall any such definition or any reference to any such provision give rise to an inference that the Company is not a limited liability company pursuant to the Act.

13.7       Severability. If any provision of this Agreement is held illegal or unenforceable, the Members hereby covenant and agree that such provision shall be absolutely and completely severable from all other provisions of this Agreement and such other provisions shall constitute the agreement of the Members with respect to the subject matter of this Agreement.

13.8       Successors. Subject to the provisions of this Agreement imposing limitations and conditions upon the transfer, sale or other disposition of the Interests in the Company, all the provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors, legal representatives and permitted assigns of the parties hereto (including, without limitation, any successor entity to the Company organized pursuant to Section 3.6).

13.9       Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.

13.10     Section Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

13.11     Usage. All pronouns used in this Agreement shall include the neuter, masculine and feminine genders, and all words imparting the singular number hereunder shall include the plural number, and vice versa, as the context requires.

*******

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first written above.

XCEL BRANDS, INC.
Class B Member

By:
Name:
Title:

Date:

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first written above.

HILCO BASKETS, LLC
Class A Member

By:
Name:
Title:

Date:

XCEL BRANDS, INC.
Class 8 Member

SCHEDULE I

NAME	CAPITAL CONTRIBUTION	PERCENTAGE INTEREST
XCEL BRANDS, INC.	$425,000	50%
HILCO BASKETS, LLC	$425,000	50%

EXHIBIT A

FORM OF MUTUAL GENERAL RELEASE

THIS MUTUAL RELEASE AGREEMENT is made effective as of ________, _ by and between Hilco Baskets, LLC (the “Class A Member”) and Xcel Brands, Inc. (the “Class B Member”), pursuant to the terms and subject to the conditions of Section 3.10 of that certain Limited Liability Company Agreement of Longaberger Licensing, LLC (the “Company”) dated as of February 20, 2019 (the “Agreement”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Agreement. The Class A Member and the Class B Member are sometimes collectively referred to herein as the “Parties”.

NOW, THEREFORE, in consideration of the agreements set forth herein and the amounts to be paid pursuant to the Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

MEMBER RELEASE. The Class A Member, and its heirs, assigns, administrators, representatives, Affiliates, subsidiaries, parents, divisions, predecessors, successors, employees, shareholders, members, directors, managers, attorneys, insurers and fiduciaries, past and present, as applicable (collectively, the “Class A Member Parties”) hereby fully, finally and forever remise, acquit, quitclaim, release and discharge the Class B Member, the Company and their respective Affiliates, subsidiaries, parents, divisions, predecessors, successors, employees, Members, Managers, attorneys, insureds and fiduciaries, past and present (the “Class B Member Parties”) of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, deficiencies or cause or causes of action of any nature from the beginning of time through the date of this Mutual Release Agreement at law or in equity, known or unknown, contingent or otherwise, suspected or unsuspected, accrued or unaccrued, whether asserted or unasserted, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action of any nature now held, owned or possessed (whether directly or indirectly) by the Class A Member Parties.

MEMBER RELEASE. The Class B Member and the other Class B Member Parties hereby fully, finally and forever remise, acquit, quitclaim, release and discharge the Class A Member Parties of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, deficiencies or cause or causes of action of any nature from the beginning of time through the date of this Mutual Release Agreement at law or in equity, known or unknown, contingent or otherwise, suspected or unsuspected, accrued or unaccrued, whether asserted or unasserted, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action of any nature now held, owned or possessed, (whether directly or indirectly) by the Class B Member Parties.

IN WITNESS WHEREOF, the parties have executed this Release Agreement, intending to be legally bound hereby.

Hilco Baskets, LLC

By:
Name:
Title:

Xcel Brands, Inc.

By:
Name:
Title: